CPS TECHNOLOGIES

March 26, 2019

Charles K. Griffith Jr.
119 Lucas Road
Warwick, RI 02818

RE: Offer of Employment

Dear Chuck,

On behalf of the Board of Directors of CPS Technologies Corporation I am pleased to extend the following offer of employment:

Position: Reporting To:	Chief Financial Officer Grant Bennett, CEO
Compensation	Your compensation consists of base salary, variable compensation (i.e., bonus), equity compensation (stock options) and employee benefits (health, life, disability insurance, 401(k), holidays and vacation). Compensation package: • Annual Base Salary: $150,000, paid every two weeks. • Variable Compensation Target: 25% of base salary or $37,500. Earned portion paid annually. • Equity: Initial award of 75,000 incentive stock options on date of hire. The Variable Compensation Target consists of three components: personal performance to goals 20%, corporate revenues 40%, corporate operating income 40%. Stock options are incentive stock options ("ISOs"), vest over five years, have a life of ten years, and the strike price is set for the life of the option at market price on the date of grant. (By way of background, we use the Black-Scholes valuation model to determine the value of options on our financial statements – in recent years the Black-Scholes value has been approximately $0.80 per option). As CFO, your compensation and that of all officers is set by the Board of Directors and is reviewed and adjusted annually in the first board meeting following the end of each fiscal year. This board meeting is typically held each February.
Health and Dental Benefits	CPS' health provider is Tufts Health Plan HMO; the dental provider is Guardian Dental Insurance. CPS pays approximately 2/3 of the total cost of insurance; the employee pays approximately 1/3 of the total cost of insurance by pre-tax payroll deductions.
Life and Disability Insurance	Life insurance of $50,000 with accidental death benefits of an additional $50,000. Long-term disability insurance with typical conditions. Premium for Life and Disability insurance paid for by CPS, no cost to employee
401(k)	CPS maintains a 401(k) Plan for which all employees are eligible. CPS does not guarantee any company match but evaluates yearly whether to make a match or not, based on company financial performance.
Holidays	CPS has 10 paid holidays per year.
Vacation	The CPS vacation policy is vacation hours accrue at the rate of 80 hours (i.e., two weeks) paid vacation per year initially; 120 hours paid vacation after 5 years; 160 hours paid vacation after 10 years; 200 hours paid vacation after 15 years continuous service. However, given your years of work experience, you will be "grandfathered" at 160 hours (i.e., 4 weeks) paid vacation as of date of hire, moving to 200 hours after five years.
At-Will Employment	Massachusetts is an "at-will" employment state meaning that either you or the Company may terminate the employment relationship at any time, for any reason, with or without cause and with or without notice.
Other	• CPS has a typical non-compete, invention assignment and non-disclosure agreement all employees sign as a condition of employment. • For purposes of federal immigration law, you will be required to provide CPS with documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to CPS within three (3) business days of your date of hire. • Employment is also contingent upon verification of educational degrees and passing drug test; CPS will facilitate these two items.

Chuck, we are confident you can make enormous contributions to the growth of CPS, and we are confident you would derive great satisfaction from doing so.

If this offer is acceptable, please sign below and return the signed letter to me. I will make a copy for your personal records and send it to you.

Sincerely,

Acknowledged by: [signature]
Charles K. Griffith Jr.

[signature: Grant Bennett]

Date: March 26, 2019

Grant Bennett
CEO